Exhibit 10.32

CONFIDENTIAL

AMENDMENT NO. 1 to OFFICER EMPLOYMENT AGREEMENT

This Amendment No. 1 to Officer Employment Agreement (“Amendment”) is made April 10, 2019 (“Amendment Effective Date”) and is by and between Caribou Biosciences, Inc., a Delaware corporation, having an address at 2929 7th Street, Suite 105, Berkeley, CA 94710 (the “Company”), and Steven B. Kanner, Ph.D. (the “Officer”).

WHEREAS, the Company and the Officer have entered into an Officer Employment Agreement, having an Effective Date of June 30, 2017 (the “Agreement”); and

WHEREAS, the Company and the Officer desire to update the Agreement as set forth herein and in accordance with Section 15 of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Officer agree as follows:

1.	The Agreement is amended to delete Section 7 in its entirety and replace it with the following Section 7:

7. Relief. The Officer agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Officer of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Officer agrees that if the Officer breaches, or proposes to breach, this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Officer breaches the Confidential Information and Invention Assignment Agreement, effective as of April 10, 2019, by and between the Company and the Officer (“CIIA”), during a period when he or she is receiving severance payments pursuant to Section 4(b) or (c), the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Officer of his or her duties under this Agreement.

2.	The Agreement is amended to delete Section 9 in its entirety and replace it with the following Section 9:

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, with the sole exception of the CIIA and the Indemnification Agreement, dated June 30, 2017, both by and between the Company and the Officer. If there are any conflicts between the terms and conditions of the CIIA and this Agreement, the terms and conditions of this Agreement shall govern.

CONFIDENTIAL

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Officer Employment Agreement as of the Amendment Effective Date.

Caribou Biosciences, Inc.		Steven B. Kanner, Ph.D

By:	/s/ Rachel E. Haurwitz	By:	/s/ Steven B. Kanner
Rachel E. Haurwitz
President & CEO